COMPANY STOCK PURCHASE AND 10b5-1 TRADING PLAN
Company Name: Delek Marketing & Supply, LLC
Date: March 2, 2017 (the “Effective Date”)
1.    This agreement constitutes a written plan (the “Plan”) for the purchase of Delek Logistics Partners LP’s (the “Partnership’s”) common units (hereinafter referred to as the “Units”). The parties intend that the Plan shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2.    The Company hereby authorizes Barclays Capital Inc. (“Barclays”) to purchase Units on behalf of Delek Marketing & Supply, LLC (the “Company”) in accordance with the following terms:

•	Class of Securities subject to the Plan: Common Units representing limited partner interests in the Partnership (ticker symbol: “DKL”)

•	Name of primary listing exchange for the Units (the “Exchange”): New York Stock Exchange

•	Aggregate amount of Units covered by the Plan: Refer to Schedule A, attached hereto and incorporated herein by this reference.

•	Commencement date of purchases under the Plan: Refer to Schedule A.

•	Purchase price for purchases under the Plan: Refer to Schedule A
During the term of the Plan, the Company will not exercise or attempt to exercise authority, influence or control over any purchases executed by Barclays or its affiliates pursuant to the Plan.
3.    Representations, Warranties and Agreements:
(a)    The Company agrees to pay Barclays for all Units purchased under the Plan (including all commissions in an amount of 2 cents ($0.02) per share on or prior to the regular settlement date for such Units (currently, T + 3), as instructed by Barclays.
The Company acknowledges and agrees that any failure to make any payment may result in all or part of the Plan not being executed or the Plan being terminated. Against such payment, Barclays shall transfer pursuant to the delivery instructions set forth in Schedule A, all Units so purchased.
(b)    The Company directs Barclays, subject to the limitations set forth in Schedule A, to exercise its professional trading discretion and execute the purchases specified in the Plan in compliance with all applicable and required laws, rules and regulations. If Barclays does not purchase the full number of Units to be purchased in any trading center (as defined in Rule 600(b)(78) of Regulation NMS) on any Trading Day (as defined below) during the term of the Plan pursuant to Schedule A, the Company directs Barclays not to increase the number of Units to be purchased in any subsequent Trading Day during the term of the Plan, except as provided otherwise in Schedule A. Barclays will provide purchase information to the Company daily by phone or e-mail, and trade confirmations will be sent following the transaction date (any such information sent by e-mail shall be sent to amber.ervin@delekus.com, or such other e-mail address as the Company may specify from time to time; fax delivery shall be made in accordance with the provisions of section 3(n) below).
(c)    All purchases will only be executed on Trading Days that occur during the Execution Period (as defined in Schedule A). A “Trading Day” is any day that the Exchange or a trading center is open for business and the Units trade regular way thereon.
(d)    Any fractional number of Units pursuant to the Plan will be rounded down to the closest whole number. In the event of any stock split, reverse stock split or stock dividend with respect to the Units or any change in capitalization with respect to the Partnership that occurs during the term of the Plan, this Plan shall automatically terminate unless the parties agree otherwise in writing in accordance with paragraph 3(o) below.
(e)    The Company acknowledges and agrees that Barclays may elect not to purchase Units pursuant to the Plan at any time when (i) Barclays, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred or (ii) Barclays, in its sole discretion, has determined that it is prohibited from doing so by a legal, regulatory (including without limitation Regulation M), reputational, contractual or other restriction applicable to it or its affiliates or to the Company, the Partnership or the Company or the Partnership’s affiliates. In any such event, Barclays shall provide to Company prompt notice of such election.
(f)    The Plan shall terminate on the earliest to occur of (i) the close of business on December 31, 2017, (ii) the date on which Barclays completes the purchase of the full dollar value of Units that may be purchased during the Execution Period in accordance with Schedule A, (iii) the date that the Company, the Partnership or any other person publicly announces a tender or exchange offer with respect to the Units, (iv) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Company or the Partnership as a result of which the Units are to be exchanged or converted into securities of another company, (v) the date of public announcement of the voluntary or involuntary liquidation, bankruptcy, insolvency, or nationalization of, or any analogous proceeding affecting, the Company or the Partnership, and (vi) the first Trading Day after the Company or Barclays, as the case may be, notifies the other in writing that the Plan shall terminate.
(g)    The Company represents and warrants that it is not, on the date hereof, in possession of any material non-public information regarding the Partnership or the Units. Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information is “Non-public” if it has not been disseminated in a manner making it available to investor generally. The Company agrees not to communicate, directly or indirectly, any material non-public information relating to the Units or the Partnership to any employee of Barclays or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.
(h)    The Company represents and warrants that they are currently in an open trading window, that the Plan does not violate the Company or the Partnership’s trading policy and that the Plan complies with Rule 10b5-1.
(i)    The Company represents and warrants that the Plan does not violate or conflict with any law, regulation, contract, policy, judgment, order, decree or undertaking applicable to the Company or the Partnership or to which the Company or the Partnership is a party. The Company agrees to notify Barclays in writing if it becomes subject to a legal, regulatory, contractual or other restriction that would cause transactions pursuant to the Plan to violate or conflict with any such law, regulation, contract, policy, judgment, order, decree or undertaking (it being understood that the Company coming into possession of material non-public information during the term of the Plan shall not constitute such a restriction).
(j)    The Company further represents and warrants that any consents or authorizations required to be obtained with respect to the Plan and use of the Account to effect the Plan under any such law, regulation, contract, policy, judgment, order, decree, board resolution or undertaking have been obtained and are in full force and effect and that all conditions of any such consents and authorizations have been complied with. The Company also represents and warrants that the purchase of Units pursuant to the Plan has been duly authorized by the Company and the Partnership and is consistent with the Company and the Partnership’s publicly announced share purchase program.
(k)    The Company agrees that it shall not (except through Barclays or an affiliate thereof), and its affiliated purchasers (as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18” or the “safe harbor”)) shall not, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Units during the Execution Period.
(l)    The Company acknowledges that neither Barclays nor any of its affiliates has advised the Company with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Plan or any transactions under the Plan.
(m)    The Company represents and warrants that the Plan is being entered into in good faith and is not part of a plan or scheme to evade the prohibitions of Rule 10b5‑1. While the Plan is in effect, the Company agrees not to enter into or alter, either directly or indirectly through an affiliated entity, any corresponding or hedging transaction or position with respect to the Units covered by the Plan and agrees not to alter (except as provided in paragraph 3(t) below) or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of the Plan. The Company further agrees not to (i) enter into a binding contract with respect to the purchase or sale of Units during the Execution Period with another broker, dealer or financial institution, (ii) instruct another Financial Institution to purchase or sell Units during the Execution Period or (iii) adopt a plan for trading the Units during the Execution Period except through Barclays or an affiliate thereof. In addition, the Company represents that no such contract, instruction or plan is currently in effect.
(n)    The Company agrees to indemnify and hold harmless Barclays and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to the Plan (including, but not limited to, a breach of the Company’s representations, warranties or covenants in the Plan), except to the extent that such claims or cause of actions arise out of or relate to Barclays’ failure to perform or fulfill any of its covenants or obligations under paragraph 3(p) of this Plan or Barclays’ acts of willful misconduct or bad faith. This indemnification shall survive termination of the Plan.
(o)    The Company understands that, while the Barclays Equity Corporate Services Desk is executing transactions on behalf of the Company pursuant to this Plan, other desks at Barclays that are not participating in such transactions and are not aware of the Company’s purchases may continue making a market in the Units or otherwise trade the Units in Barclay’s own account or to facilitate client transactions.
(p)    Barclays agrees that at no time shall its trading in the market on behalf of the Company employ manipulative or deceptive devices or contrivances in violation of Section 10(b) of the Exchange Act. Further; Barclays acknowledges the interest of the Company and the Partnership in connection with such purchases to avail itself of the safe harbor provided by Rule 10b-18 and Barclays agrees to comply with the conditions of Rule 10b-18(b)(2)-(4), and with respect to the price conditions set forth in Rule 10b-18(b)(3), Barclays shall not knowingly exceed the highest independent bid or the last independent transaction price, whichever is higher, quoted or reported in the consolidated system at the time the Rule 10b-18 purchase is effected.
(q)    Notwithstanding any other provision hereof, Barclays shall not be liable to the Company for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.
(r)    The Company acknowledges and agrees that the Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.
(s)    All notices to Barclays under the Plan shall be given to Barclays in the manner specified by the Plan by telephone at (212) 526-7850, by facsimile at (212) 526-3319 or (646) 758-3693 or by certified mail or nationally recognized overnight courier to the address below:
Equity Corporate Services
Barclays Capital Inc.
745 Seventh Avenue, 3rd Floor
New York, NY 10019-6801
Telephone: 212-526-5249
Attention: Robert Arrix, Director
Email: Robert.Arrix@barclayscapital.com

All notices to the Company under this Plan shall be given by facsimile to the number set forth below or by nationally recognized overnight courier or certified mail to the address below:

Delek Marketing & Supply, LLC
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: General Counsel
Email: amber.ervin@delekus.com
Fax: (615) 224-6362

For the avoidance of doubt, any notice or other document which may be given or served by either party to the other shall be deemed to have been duly given or served on the other parties when actually received. In the case of sending by fax as aforesaid any such notice shall be deemed to have been received upon written or oral confirmation of receipt by the parties.

(t)    Any modification or amendment by the parties further requires (i) the written consent of Barclays, which consent shall specify the effective date of the modified or amended Plan and (ii) (1) a certificate signed by the Company certifying that the representations and warranties in this Plan are true and correct at and as of the date of such certificate as if made at and as of such date, or (2) the execution of a new Plan, as determined by Barclays in its sole discretion. The Company may not assign the Company’s rights or obligations under the Plan without the written permission of Barclays and any such assignment without such permission shall be void. The Plan shall be subject to the terms and conditions of any Barclays standard account opening documentation, including but not limited to, the Account Agreement For Corporate Purchases between Barclays and Company and, in the event of any conflicts between these two such documents, the terms and conditions of this Plan shall prevail.

(u)    The Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the Company and Barclays.
(v)     This Plan constitutes the entire agreement between the Company and Barclays with respect to the Plan and supersedes any prior agreements or understandings with regard to the Plan.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
Delek Marketing & Supply, LLC                BARCLAYS CAPITAL INC.

By: __/s/Frederec Green_______________            By: _/s/ Robert Filippone____________

Name:_Frederec Green_____________            Name:_ Robert Filippone____________

Title:__EVP_______________________            Title:_Vice President _______________

Delek Marketing & Supply, LLC

By: _/s/ Danny C. Norris________________

Name:_Danny C. Norris _____________

Title:_VP/CAO_____________________

SCHEDULE A

PURCHASE INSTRUCTIONS

A.    For purposes of this Plan, the term “Execution Period” shall mean the following period beginning March ___, 2017 and ending December 31, 2017.

Barclays shall not purchase Units under this Plan either prior to or after the Execution Period.
B.    During the Execution Period, Barclays shall purchase up to the 10b-18 daily maximum for the Company on each Trading Day under ordinary principles of best execution at the then-prevailing market price, except that Barclays shall not purchase:
(i)     more than the $22,501,630.61 in Units pursuant to this plan and the Client Agreement For Corporate Purchases dated March 2, 2017 by and between Delek Marketing & Supply, LLC and Barclays Capital Inc. during the aggregate Execution Period;
(ii)     any Units at a price higher than $36.00.
C.    Barclays shall transfer all Units purchased under this Plan to the Company’s transfer agent (which shall be American Stock Transfer & Trust Company, LLC, Attention: Philip Velez, 6201 15th Avenue, Brooklyn, NY 11219, Telephone (718) 921-8200, Extension 6508, Facsimile (718) 765-8713, E-mail: pvelez@amstock.com, until the Company provides written notice to Barclays of a change in the identity of the transfer agent) prior to the date of settlement.